Exhibit 99.1

Asta Funding Reaches Agreement with Mangrove Partners

Commits to Tender Offer to Repurchase More Than Five Million Shares at $10.35 per Share

Englewood Cliffs, NJ (January 9, 2017) – Asta Funding, Inc. (NASDAQ: ASFI), a diversified financial services company that assists consumers, today announced it has reached an agreement with Mangrove Partners and its affiliates, who together beneficially own approximately 33% of Asta’s outstanding shares.

Pursuant to the agreement, Asta Funding will commence an issuer tender offer to all shareholders to repurchase 5,314,009 shares at $10.35 per share. If more than 5,314,009 shares will be tendered, the Company will accept shares from tendering shareholders on a pro-rata basis, as required by applicable law. Mangrove Partners will participate and will tender all its shares in the offer.

The Tender Offer must be completed by February 28, 2017, subject to the satisfaction of customary conditions. Gary Stern, chairman, president and chief executive officer of Asta Funding, and certain other members of his family have agreed not to participate in the tender offer.

“Our ongoing dialogue with Mangrove has led to an agreement that benefits all of Asta stockholders,” Mr. Stern said. “We now turn full attention to growing Asta’s business and maximize shareholder value.”

The parties have agreed to customary standstill and related provisions. The description of the agreement contained herein is only a summary and is qualified by the full text of the agreement, which will be filed by the Company on a Current Report on Form 8-K with the Securities and Exchange Commission.

Vinson & Elkins LLP is representing Asta Funding. Baker & Hostetler LLP is representing the independent director’s special committee of Asta Funding’s board. Akerman LLP and Burak Anderson & Melloni, plc are representing Gary Stern. Olshan Frome Wolosky LLP is representing Mangrove Partners.

About Asta Funding, Inc.

Asta Funding, Inc. (NASDAQ:ASFI), headquartered in Englewood Cliffs, New Jersey, is a diversified financial services company that assists consumers through the strategic management of four complementary business segments: Personal Injury Claims, Structured Settlements, Consumer Debt and Disability Advocacy.

Founded in 1994 as a sub-prime auto lender, Asta now manages business units that include funding of personal injury claims through its 80 percent owned subsidiary, Pegasus Funding LLC, and starting on January 2, 2017, through its wholly owned subsidiary, Simia Capital, LLC; structured settlements through its wholly owned subsidiary, CBC Settlement Funding LLC; acquiring and managing international distressed consumer receivables through its wholly owned subsidiary, Palisades Acquisitions LLC; and benefits advocacy through its wholly owned subsidiary, GAR Disability Advocates, LLC.

For additional information, please visit our website at http://www.astafunding.com.

Cautionary Note Regarding Forward-Looking Statements

All statements in this news release other than statements of historical facts, including without limitation, statements regarding our future financial position, business strategy, budgets, projected revenues, projected costs, and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expects,” “intends,” “plans,” “projects,” “estimates,” “anticipates,” or “believes” or the negative thereof, or any variation thereon, or similar terminology or expressions. We have based these forward-looking statements on our current expectations and projections about future events.

These forward-looking statements are not guarantees and are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements.

Important factors which could materially affect our results and our future performance include, without limitation, our ability to purchase defaulted consumer receivables at appropriate prices, changes in government regulations that affect our ability to collect sufficient amounts on our defaulted consumer receivables, our ability to employ and retain qualified employees, changes in the credit or capital markets, changes in interest rates, deterioration in economic conditions, negative press regarding the debt collection industry which may have a negative impact on a debtor’s willingness to pay the debt we acquire, and statements of assumption underlying any of the foregoing, as well as other factors set forth under “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended September 30, 2016 and other filings with the Securities and Exchange Commission . All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by the foregoing. Except as required by law, we assume no duty to update or revise any forward-looking statements.

Additional Information

This communication is for informational purposes only, and is neither an offer to purchase nor a solicitation of an offer to sell any shares of the capital stock of Asta Funding or any other securities. The Tender Offer described in this communication has not yet commenced. At the time the Tender Offer is commenced, Asta Funding will file a tender offer statement in Schedule TO with the United States Securities and Exchange Commission (the “SEC”). The Tender Offer will be made only pursuant to an offer to purchase, letter of transmittal and related materials that Asta Funding intends to distribute to its stockholder and file with the SEC. STOCKHOLDERS AND INVESTORS SHOULD READ CAREFULLY THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER. Investors and stockholders may obtain a free copy of these materials (when available) and other documents that Asta Funding intends to file with the SEC at the website maintained by the SEC at www.sec.gov or by calling the information agent (to be identified at the time the offer is made) for the Tender Offer. Stockholders are urged to carefully read these materials prior to making any decision with respect to the Tender Offer.